Exhibit 99.1

Pyxis Oncology Reports Financial Results for the Quarter Ended March 31, 2022 and Provides Business Update

CAMBRIDGE, Mass., May 13, 2022 – Pyxis Oncology, Inc. (Nasdaq: PYXS), a multi-asset, multi-modality company focused on developing next-generation therapeutics for difficult to treat cancers, today reported financial results for its first quarter ended March 31, 2022. The Company ended the quarter with approximately $247 million in cash and cash equivalents.

Pyxis Oncology remains on target to file INDs for anti-EDB, PYX-201, and anti-Siglec-15, PYX-106, in the second half of 2022 and INDs for anti-CD123, PYX-203, and anti-KLRG1, PYX-102, in the second half of 2023. Further, as previously disclosed, the Company expects to provide an update on its anti-DLK1 ADC, PYX-202, in mid-2022.

Financial Update

•
As of May 13, 2022, Pyxis Oncology had cash and cash equivalents of approximately $231 million (preliminary, unaudited), which is expected to fund operations into the third quarter of 2024.
•
Research and development expenses were $20.1 million for the three months ended March 31, 2022, compared to $32.8 million for the three months ended March 31, 2021. The period-over-period decrease was primarily due to a lower license fee partially offset by increased expenses associated with cell line development and an increase in employee headcount to support research and development activities.
•
General and administrative expenses were $11.3 million for the three months ended March 31, 2022, compared to $2.9 million for the three months ended March 31, 2021. The period-over-period increase was primarily due to a higher personnel-related expenses (including stock-based compensation), and increase in legal, professional, recruiting and consulting fee to support our growth and operations.
•
Net loss was $31.4 million, or $0.97 per common share, for the three months ended March 31, 2022, compared to $36.8 million, or $27.26 per common share, for the three months ended March 31, 2021.The reduction in net loss is primarily due to a one-time license fee for the addition of three antibody-drug conjugates to the Company’s portfolio in the first quarter of 2021.
•
As of May 13, 2022, the outstanding number of shares of Common Stock of Pyxis Oncology was 32,817,062.

About Pyxis Oncology, Inc.

Pyxis Oncology, Inc. is a multi-asset multi-modality company focused on defeating difficult to treat cancers and improving patient lives. By leveraging our fully integrated research, development and commercial capabilities, our expert team is efficiently building a diversified portfolio of next-generation therapeutics. Pyxis Oncology’s therapeutic candidates are designed to directly kill tumor cells, and to address the underlying pathologies created by cancer that enable its uncontrollable proliferation and immune evasion. Since its launch in 2019, Pyxis Oncology has developed a broad portfolio of novel antibody-drug conjugate product candidates, immuno-oncology, or IO, product candidates and monoclonal antibody, or mAb, preclinical discovery programs that it is developing as monotherapies and in combination with other therapies. To learn more about Pyxis Oncology, visit www.pyxisoncology.com.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are often identified by the use of words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “to be,” “will,” “would,” or the negative or plural of these words, or similar expressions or variations, although not all forward-looking statements contain these words. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” set forth in Part I, Item 1A. of the Company's Quarterly Report on Form 10-Q filed with SEC on May 13, 2022 and in our other filings with the SEC. These risks are not exhaustive. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date hereof and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Investor and Media Contact
Courtney Dugan
VP, Head of Investor Relations and Corporate Communications
ir@pyxisoncology.com

---tables to follow---

PYXIS ONCOLOGY, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$20,071	$32,774
General and administrative	11,318	2,955
Total operating expenses	31,389	35,729
Loss from operations	(31,389)	(35,729)
Other income (expense):
Interest income	9	4
Change in fair value of derivative liability	—	(1,100)
Total other income (expense)	9	(1,096)
Net loss and comprehensive loss	$(31,380)	$(36,825)
Net loss per common share - basic and diluted	$(0.97)	$(27.26)
Weighted average shares of common stock outstanding - basic and diluted	32,316,689	1,350,743

PYXIS ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$247,087	$274,735
Restricted cash	1,472	1,472
Prepaid expenses and other current assets	2,698	2,466
Total current assets	251,257	278,673
Property and equipment, net	995	1,007
Operating lease right-of-use assets	—	232
Other assets, noncurrent	449	109
Total assets	$252,701	$280,021
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,055	$11,951
Accrued expenses and other current liabilities	17,132	6,592
Operating lease liabilities, current portion	—	165
Total current liabilities	19,187	18,708
Total liabilities	19,187	18,708
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	32	32
Additional paid-in capital	356,580	352,999
Accumulated deficit	(123,098)	(91,718)
Total stockholders’ equity	233,514	261,313
Total liabilities and stockholders’ equity	$252,701	$280,021